SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2012

CENTRAL VALLEY COMMUNITY BANCORP
(Exact Name of Registrant as Specified in Charter)

California	000-31977	77-0539125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 N. Financial Drive, Suite 101, Fresno, California	93720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (559) 298-1775

(Former Name or Former Address, if Changed Since Last Report)          Not Applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2012, Central Valley Community Bancorp (NASDAQ: CVCY), a bank holding company headquartered in Fresno, California, and Visalia Community Bank (OTCBB: VSMU), headquartered in Visalia, California, entered into an Agreement and Plan of Reorganization and Merger (the “Merger Agreement”). Under the terms of the agreement, Visalia Community Bank, with four branches in Visalia and one branch in Exeter, will merge with Central Valley Community Bancorp’s subsidiary, Central Valley Community Bank (the “Merger”). The transaction is subject to customary closing conditions, including regulatory approvals and approval by Visalia Community Bank’s shareholders. The Central Valley Community Bancorp and Visalia Community Bank boards of directors have unanimously approved the transaction, which is expected to close in the second quarter of 2013.

The transaction is initially valued at approximately $22.1 million or $52.00 per share to Visalia Community Bank shareholders. The purchase price is to be paid half in cash and half in Central Valley Community Bancorp common stock. Based on a value of $8.75 per share of Central Valley Community Bancorp common stock, using the 30-day volume weighted average trading price at the time when the principal terms of the agreement were being established, in the aggregate approximately 1.263 million shares of Central Valley Community Bancorp common stock would be issued and $11,050,000 would be paid in cash. As a result, Visalia Community Bank shareholders would be entitled to receive approximately $26.00 and 2.97 shares of Central Valley Community Bancorp common stock per share. The total purchase price is subject to adjustments and closing conditions, including potential adjustments if the volume weighted average trading price of Central Valley Community Bancorp common shares rises or falls beyond certain levels prior to closing.

The Merger Agreement and the Joint Press Release issued on December 20, 2012, regarding this transaction appear as exhibits to this report.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.2 hereto, and is incorporated into this report by this reference.

Item 8.01 Other Events.

On December 20, 2012, Central Valley Community Bancorp and Visalia Community Bank issued a Joint Press Release relating to the Merger.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits *

2.2 The Agreement and Plan of Reorganization and Merger by and among Central Valley Community Bancorp, Central Valley Community Bank, and Visalia Community Bank, dated December 19, 2012.

99.1 Central Valley Community Bancorp and Visalia Community Bank Joint Press Release  dated December 20, 2012, announcing the Reorganization Agreement and Plan of Merger by and among Central Valley Community Bancorp, Central Valley Community Bank, and Visalia Community Bank.

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Central Valley Community Bancorp hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Valley Community Bancorp

Date: December 21, 2012	By:	/s/ Daniel J. Doyle
Name: Daniel J. Doyle
Title: President and Chief Executive Officer (principal executive officer)

EXHIBIT INDEX

Exhibit No.	Description
2.2	The Agreement and Plan of Reorganization and Merger by and among Central Valley Community Bancorp, Central Valley Community Bank, and Visalia Community Bank dated December 20, 2012.

99.1
Central Valley Community Bancorp and Visalia Community Bank Joint Press Release dated December 20, 2012, announcing the Agreement and Plan of Reorganization and Merger by and among Central Valley Community Bancorp, Central Valley Community Bank, and Visalia Community Bank.

4